UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2013

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 345‑2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On December 2, 2013, Employers Mutual Casualty Company (Employers Mutual), the parent company of the Registrant, notified its employees and retirees that effective January 1, 2015, the current retiree healthcare plan will be replaced with a new Employers Mutual-funded Health Reimbursement Arrangement (HRA). Under the HRA, Employers Mutual will deposit a pre-determined amount of money into an account established for each participant that they can use to enroll in a variety of publicly available health plans and pay for qualifying out-of-pocket health care costs.
The December 31, 2013 actuarial valuation for Employers Mutual’s postretirement benefit plans will reflect the change to the retiree healthcare plan. Based on current projections, the Registrant estimates that its share of the benefit obligation associated with the retiree healthcare plan will decline by approximately $25 million at December 31, 2013, and stockholders’ equity will increase by approximately $16 million after tax. The decline in the benefit obligation is primarily attributed to a reduction in the amount of future expected medical inflation currently included in the benefit obligation, as well as cost savings that will be achieved by utilizing publicly available health plans.
In addition to the reduction in the benefit obligation, beginning in 2014 the Registrant will experience a significant decline in the net periodic benefit cost associated with the retiree healthcare plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on December 2, 2013.

EMC INSURANCE GROUP INC.
Registrant

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer